FINAL TRANSCRIPT
Conference Call Transcript WMS - Q2 2006 WMS Industries Inc. Earnings Conference Call Event Date/Time: Jan. 31. 2006 / 4:30PM ET

Jan. 31. 2006 / 4:30PM, WMS - Q2 2006 WMS Industries Inc. Earnings Conference Call	Final Transcript

CORPORATE PARTICIPANTS

Brian Gamache
WMS Industries - President & CEO

Kathleen McJohn
WMS Industries - VP & General Counsel

Scott Schweinfurth
WMS Industries - EVP & CFO

Orrin Edidin
WMS Industries - EVP & COO

CONFERENCE CALL PARTICIPANTS

Aimee Marcel
Jefferies & Co. - Analyst

Bill Lerner
Prudential Equity Group - Analyst

Celeste Brown
Morgan Stanley - Analyst

David Barteld
NCPI - Analyst

Jeff Meyers
Intrepid Capital - Analyst

David Vas
Banc of America Securities - Analyst

Chuck Minervino
Goldman Sachs - Analyst

Michael Novak
Frontier Capital - Analyst

Joe Fath
T. Rowe Price - Analyst

PRESENTATION

Operator

Ladies and gentlemen, thank you for standing by and welcome to the WMS Industries Q2 financial results conference call. During the presentation, all participants will be in a listen-only mode. Afterwards, you'll be invited to participate in the question-and-answer session. (OPERATOR INSTRUCTIONS). As a reminder, today's conference is being recorded Tuesday, January 31, 2006. (OPERATOR INSTRUCTIONS). I would now like to turn the conference over to Mr. Brian Gamache, President and Chief Executive Officer of WMS Industries. Please go ahead, sir.

Brian Gamache - WMS Industries - President & CEO

 Thanks operator, and welcome to WMS' fiscal 2006 second quarter conference call. Scott Schweinfurth, our Chief Financial Officer, Orrin Edidin, our Chief Operating Officer, and Kathleen McJohn, our General Counsel are on today’s call with me. Before we start, Kathleen will review our safe harbor language.

Final Transcript
Jan. 31. 2006 / 4:30PM, WMS - Q2 2006 WMS Industries Inc. Earnings Conference Call

Kathleen McJohn - WMS Industries - VP & General Counsel

Thanks, Brian. I need to remind everyone that today’s call and simultaneous webcast contain forward-looking statements concerning future business conditions and the outlook for the Company based on currently available information that involves risks and uncertainties. The Company’s actual results could differ materially from those anticipated in the forward-looking statements depending on the factors described under “Item 1. Business - Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended June 30, 2005, and in our more recent reports filed with the SEC. The forward-looking statements made on this call and web cast, the archived version of the web cast, and any transcript of this call are only made as of this date, January 31, 2006.

I’ll now turn the call back over to Brian.

Brian Gamache - WMS Industries - President & CEO

Thanks, Kathleen. Our financial results for the December 2005 quarter again highlight the meaningful revenue and EPS growth we’re achieving following the launch of a broad range of new products over the past two years. These new products have concurrently expanded our market share and average selling prices reflecting our success in delivering high earning products based on Player Driven Innovation™. Our focus continues to be on developing great, entertaining games and creating products that deliver higher earnings to our customers. By doing so, product sales and gaming operations revenues have risen, driving gross profit increases. At the same time, we’ve been successful in reducing operating expenses as a percentage of revenues resulting in higher operating margin, net income and free cash flow. The successful execution of our business plan is now providing meaningful returns on our prior investments and drove Q2 net income to a level that exceeded consensus expectations. In addition, second quarter cash flow from operations of $25 million reflects the growth in revenue and operating profit resulting from our investment in content and technology and our ability to manage working capital needs.

I’d like to highlight three significant accomplishments from the December 2005 quarter. First, the value proposition for WMS’ products has never been more evident, as we achieved the highest average selling prices in our history. Our premium priced products and product options generated a 17% year-over-year rise in average selling price to $11,648 which represents a healthy premium over what our U.S.-based competitors have reported during their most recent updates with investors. And the reason why is very simple. WMS has the underlying development focus, tenacity and skill sets to create the industry’s most exciting and best products that allow our customers to maximize their return on investment.

Second, on the gaming operations front, our installed base of 6,437 participation units plus 823 casino-owned daily fee games at December 31, 2005 puts us well on the way to achieving our aggregate installed base goal of 8,100-8,300 games by June 30, 2006. No other manufacturer is growing at this pace in traditional Class III casino participation games. The rapid success of our Jackpot Party® Progressive™ local-area progressive games resulted in nearly 1,000 units installed at calendar year end. And, we further improved the mix of wide-area and local area progressive gaming machines, as these products now account for 33% of the installed participation base at December 31, 2005. Looking forward, we expect approvals on our POWERBALL® WAP product late in the March quarter which will drive growth in our WAP installed base. We are pleased that Harrah’s will serve as our launch partner as they have the ideal customer base across a broad range of regionally diversified properties in which we can premier this compelling new product. Harrah’s has committed to a significant footprint as well as marketing support for the product launch and they will receive a 30-day period of exclusivity in a few select markets.

And third, after completing a period of significant investment in working capital required by the rapid acceleration of our business, coupled with the significant investment in rejuvenating and growing our gaming operations business, we are now beginning to generate free cash flow. Our second quarter cash flow from operations of $25 million enabled us to grow our cash and short-term investment balance in the quarter by $9 million to $52 million even after financing activities, further investment in the business and share repurchases. Comparing the six month periods, cash flow provided by operations of $38 million in 2005 represents a $61 million improvement over cash flow used by operations in the 2004 six month period.

Final Transcript
Jan. 31. 2006 / 4:30PM, WMS - Q2 2006 WMS Industries Inc. Earnings Conference Call

Each of the individual metrics I just noted contributed to an outstanding Q2 financial performance. Operating margins, including the incremental impact of stock option expensing, rose over 130% to 12% and increased to 15% excluding such expensing. This improvement resulted from an overall increase in gross margin to 54% and our ability to reduce operating expenses as a percentage of revenues. The strong leverage in our business model is evident as the 21% increase in revenues led to a 92% increase in diluted EPS.

Let me turn the call over to Scott to review the second quarter financial results and our guidance.

Scott Schweinfurth - WMS Industries - EVP & CFO

 Thanks Brian. WMS reported diluted earnings per share of $0.23 for the December 2005 quarter compared to $0.12 diluted earnings per share for the December 2004 quarter.

Total revenues at $113 million for the December 2005 quarter were 21% higher than the prior year quarter and in the middle of the guidance range we had provided. Total revenues reflect increases of $8 million, or 12%, in product sales revenues and $11 million, or 46%, in gaming operations revenues.

Parts, used games, conversions and OEM revenues aggregated $14 million, up $2 million from the December 2004 quarter. The increase reflects higher used games and parts sales revenues, while OEM revenues and conversion revenues declined. In addition, the December 2005 quarter included a $1.8 million earn-out of a performance based contract with one of our lottery customers.

On the gaming operations side, this afternoon’s press release provides a table with details related to our gaming operations business that I want to review as it’s relevant to investor’s overall understanding of our gaming operations business. Our participation installed base consists of wide-area progressives, local-area progressives and stand alone participation games. We have separated out our casino-owned daily fee games which consist of products where we sell the base gaming machine to the customer at a normal selling price and realize a normal product sales gross margin and then we earn a daily fee of approximately $15 for leasing the game theme and the top box. As the data indicates, this has been a growing area of our installed base. Consistent with industry practice, we have now separated the revenue for these games from our participation game revenues and now will combine these revenues with our royalty, VLT and lease revenues in a category titled “other gaming operations revenues.” Going forward, in discussing our installed base unit achievements and future expectations, we will provide investors with both the units in our participation installed base and our casino-owned daily fee units.

Each of our gaming operations product types achieves a different revenue per day level and changes in our installed base mix between these product types is one factor that impacts revenues. While our WAP products carry the highest daily revenue rate at typically around $100, we are just as happy to sell a casino-owned daily fee gaming machine, where we immediately recognize the product sales gross profit and subsequently recognize recurring gaming operations gross profit from the daily lease rate.

Our installed base of participation units grew to 6,437 at December 31, 2005, a gain of 33% over the December, 2004 levels while the revenue per day rose $8.49 per day from the December 2004 quarter. The big success in the December 2005 quarter was the 751 unit increase in our LAP product based on the heavy demand for Jackpot Party Progressive games. Our installed base of casino-owned daily fee games grew to 823 units, up 648 units since December 31, 2004.

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Jan. 31. 2006 / 4:30PM, WMS - Q2 2006 WMS Industries Inc. Earnings Conference Call

Total gross profit dollars grew by $15 million, or 33%, to $61 million and total gross profit margin improved to 54%, within the guidance range for the fiscal year. The gross margin on product sales revenues was 43% for the quarter ended December 2005 compared to 38% for the December 2004 quarter. This increase in gross margin resulted from higher average selling prices related to the mix of products sold, partially offset by much higher sales of lower-margin used games and lower sales of higher margin conversion kits. Excluding the impact of used game sales and the benefit of the lottery contract earn-out, product sales gross margin was 45%. This is an accomplishment we are all very proud of and shows why we are confident in the potential for further operating margin improvements.

Gross margin from gaming operations was 78% compared to 80% in the December 2004 quarter. To demonstrate the significant benefit that the growth of our participation games has had, you need only look at total gross profit dollars from gaming operations that have grown by almost $11 million, or 63%, in the last six quarters to $28 million in the December 2005 quarter. Another data point some investors calculate is the gross profit per day from the installed base of participation games. If you are performing this calculation, you need to consider that the margin for other gaming operations revenues is over 90%. Factoring this into your calculation, you will see that the gross profit dollars per day on the installed base continues to rise.

Research and development costs were 11% of revenues in the December 2005 quarter compared to 14% of revenues in the December 2004 quarter. This includes $0.8 million of share based payment charges in 2005, with none incurred in 2004.

Selling and administrative costs were 20% of revenues in the December 2005 quarter compared to 21% of revenues in the December 2004 quarter. In total such expenses increased by $4 million compared to the prior year quarter, of which over $2 million is due to the increase in share-based payment charges. The balance of the increase is due to costs to generate the 21% increase in revenues, including higher marketing and commission costs.

I think it’s important to note that for the first six months in fiscal 2006, revenues are up $48 million but combined research and development costs and selling and administrative costs are up only $6 million all of which is due to the incremental share-based payment costs from adoption of SFAS 123R.

The $4 million increase in depreciation and amortization expense reflects growth in the gaming operations installed base throughout fiscal 2005 and new Bluebird® participation games in fiscal 2006. The expense in the December 2005 quarter was relatively flat with the September 2005 quarter. Future investments in gaming operations will consist mostly of growth in the installed base coupled with investments in new top boxes for game theme conversions on our larger installed base.

We increased slightly our estimated effective tax rate for fiscal 2006 to 35.5%.

The balance sheet at December 31, 2005 reflected cash and cash equivalents of $52 million, including $9 million for restricted cash for progressive jackpots. Cash provided by operating activities totaled $25 million for the December 2005 quarter. We had a quarterly sequential increase of $10 million in receivables due to continued higher unit shipments in the third month of the quarter. We repurchased 128,200 shares of our common stock for $3 million during the quarter under the new stock repurchase plan authorized in November.

We made good progress in reducing inventory again this quarter, as total inventory of $89 million1 at December 31, 2005, represents a reduction of $15 million, or 14% since June 30, 2005 and $5 million since September 30, 2005. The Bluebird inventory includes $47 million of raw materials representing a $2 million reduction in raw materials from September 30, as we continue to use existing supplies to complete games while managing incoming shipments of new parts. Bluebird finished goods decreased $1 million from September 30, 2005 to $15 million, which includes new gaming operations units that will be deployed in the March 2006 quarter. Legacy inventory consisted of $10 million of raw materials and $9 million of finished goods, which in the aggregate represent a $2 million reduction from the September 30, 2005 amount and a decrease of $17 million from December 31, 2004. We shipped 3,007 used units in the December 2005 quarter, mostly on an “as is” basis with very little profit margin, more than double the almost 1,500 units sold in the September 2005 quarter and up significantly from the 380 units in the December 2005 quarter. We have agreements to sell over 5,300 more used games on an “as-is” basis over the next two quarters which we expect will further reduce our legacy inventory by an additional $7 million.

1 Other finished goods inventory classified as Bluebird inventory amounted to $8 million at December 31, 2005.

Final Transcript
Jan. 31. 2006 / 4:30PM, WMS - Q2 2006 WMS Industries Inc. Earnings Conference Call

Let me turn to our overall revenue guidance range for fiscal 2006 which has been modified to $455 to $470 million. The adjustment to the range is based on lowering new sales by 1,000 units primarily due to potentially lower shipments to Russia, partially offset by an overall increase in average selling prices to $11,250. This average selling price assumption reflects the strength of our first half average selling prices with expectations to a return to more normalized pricing in our second half. Given our overall annual metrics, the unit guidance implies 11,800 to 13,300 new unit sales in the second half of fiscal 2006 compared to 10,700 in the first half. Our current open orders for new Bluebird units and CPU-NXT® conversion kits aggregate over 9,600 units which provides us with good visibility to the second half. Our open orders include 1,000 units for Russia, as with the appointment of a governing body, the success of our new Russian language games at last month’s Russian trade show and the impending passage of legislation delaying the impact of new regulations thru June 30, 2006, we feel comfortable that we will generate this level of business. In addition, following a competitive bidding process, at a public hearing last week an important lottery commission announced we were awarded 100% market share for its second replacement order for 2006 representing a contract for 1,200 Bluebird gaming devices which, subject to execution of the contract, will begin shipping next winter.

Given the growth we’ve achieved in the installed base of gaming operations machines, the high acceptance of our Jackpot Party games and the great interest we’ve already generated for our POWERBALL-branded games, we continue to expect to end fiscal 2006 with an aggregate installed base ranging from 8,100 to 8,300 units. We expect our average participation revenue per day for fiscal 2006 to range from $56 to $59. We anticipate that wide-area and local-area progressive gaming devices will represent approximately 35% of our annual average installed base and by June 30, 2006 will represent over 40% of the participation game installed base mix. We also recently extended our agreement with Stargames in Australia for two years with annual extensions thereafter, ensuring a continuing stream of royalty revenues from Australia and surrounding markets.

Our guidance for the March 2006 quarter targets total revenues of $114 to $119 million. Our expectations are based on the continued high number of open orders for new unit sales plus open orders for approximately 1,900 new gaming operations machines and conversions of existing games.

Let me now turn the call over to Orrin for a discussion about new products.

Orrin Edidin - WMS Industries - EVP & COO

Thanks Scott. Since our last call we have achieved several critical product milestones. First, within five months of product launch, our Jackpot Party multi-level progressive games have grown to over 1,000 units and our open orders include approximately 500 additional Jackpot Party Progressive games.

Second, our Hot, Hot Penny™ premium-priced video penny game franchise continues its roll-out and we have shipped over 1,100 of these games. These premium-priced games helped lead to the increase we achieved in our average selling price.

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Jan. 31. 2006 / 4:30PM, WMS - Q2 2006 WMS Industries Inc. Earnings Conference Call

Third, in December we submitted to regulators our mechanical reel and video POWERBALL progressive games and associated equipment. We expect to receive initial approvals late in the March quarter, after which we’ll launch the product in the June quarter. Our sales team has been taking orders for POWERBALL for just over a month and already we have open orders for almost 400 games. This product is terrific and we expect the open orders to continue to increase as we get closer to launch.

Late in the March quarter, WMS and Harrah’s will launch the first WORLD SERIES OF POKER™ branded games. The games will only be in Harrah’s casinos in the March quarter, with launch in other casinos occurring later in the June quarter. Interest in the games at the G2E show was very high and we look forward to launching these games in casinos in the coming months.

For our mechanical reel product line, we recently reached another important milestone as we migrated the operating system for this product to CPU-NXT and await approval from gaming labs. Having both video and mechanical reel products on one operating system will provide further efficiencies in our development process. Our 5-reel mechanical product is on-time in its development cycle and we expect to launch the product in the June quarter, under the Hot Hot Super Jackpot™ proprietary brand and this will be a premium-priced product. Our transmissive reel product is well on its way to commercialization in late calendar 2006, and will be featured as one of WMS’ very unique products at this year’s G2E trade show.

Lastly, I want to provide an update on our server-based gaming initiatives. I’m pleased to report that we are on schedule with our first Wide Area Game Enhanced Network, or WAGE.net™ product, which will be MONOPOLY™ Big Event™. This server-based gaming product utilizes an external server to run a communal, shared bonus event and we expect a technical launch in the September 2006 quarter. Our second WAGE.net product line, based on a new brand we recently licensed, will be shown at G2E this year and will extend WAGE.net to incorporate advanced gaming experiences that fully utilize the download capabilities of our next generation CPU-NXT2™ platform. WMS will continue to follow a staged release plan of new products built around WAGE.net that are designed to extend the capabilities of our proprietary wide area network so that it ultimately supports all features, functionality and games.  Future development will offer customers added features such as remote gaming, and operating system and peripheral updates.

Underlying WAGE.net is the GLI-approved technology we licensed from Cyberview married to our proprietary wide area network that drives our existing WAP footprint.  We have designed WAGE.net to enable existing customers to preserve their investment in our Bluebird product while taking advantage of WAGE.net's advanced capabilities, such as remote configurations.  WMS has completed the full transfer of Cyberview’s technology to our WMS Systems’ Division, which we have staffed up to allow us to proceed with our future developments independently of Cyberview.

We also recognize that our industry will undergo a radical change in content development and distribution.  To this end, we are becoming more efficient in our content creation and product development efforts to prepare for the ever-increasing needs for high quality content.   We believe this plays to WMS’ core strength and we will continue to invest in advancing our WAGE.net platform to meet mainstream market demand, which we estimate will be in WMS’ fiscal 2008.

Let me return the call to Brian for final commentary.

Brian Gamache - WMS Industries - President & CEO

Thanks Orrin. It’s been a company-wide achievement that despite industry challenges such as the Gulf Coast hurricanes, lack of new gaming jurisdictions and Russian market regulatory initiatives, that we doubled our diluted EPS in the first half of fiscal 2006 compared to the first half of fiscal 2005. On our last conference call I provided perspective on how we expect to achieve long term revenue growth. Since that time, several key developments have transpired that provide further visibility into our revenue expectations. The new regulatory environment in Russia continues to unfold and shipments to this market are beginning slowly as evidenced by the 300+ units we shipped in the second quarter of fiscal 2006 and over time we believe this market will return to a normalized environment. Three Gulf Coast casinos have re-opened and additional temporary casinos have been announced with mid-2006 openings. The Florida Governor has signed enabling legislation for gaming in Broward County that we expect will provide initial revenue opportunities for WMS in mid-fiscal 2007 with a potential for even more units if the Governor signs compacts with the Native American tribes currently operating Class II gaming. In Pennsylvania, the gaming control board has agreed to accept applications from operators and distributors while it deliberates on how many distributors each manufacturer will need. This will help speed the process towards first shipments to Pennsylvania which we now expect in mid-fiscal ‘07. With the high level of open orders for Bluebird units, CPU-NXT upgrade kits, and incremental gaming operations placements, our strong pipeline of games, and the continued progress on our new gaming jurisdictions, we believe our revenue growth prospects are well defined.

Final Transcript
Jan. 31. 2006 / 4:30PM, WMS - Q2 2006 WMS Industries Inc. Earnings Conference Call

As I stated last quarter, we intend to achieve further growth and operating leverage based on the strength of our open orders and the increase in operating efficiencies. Our annual revenue guidance today anticipates growth of 17% to 21% in the face of the current market environment in North America, and we expect our growth will be better than our industry peer group. We also expect healthy average selling prices and continued growth in the important drivers of our business, including unit shipments, the installed base of gaming operations games, revenue per day and operating margin, which all will drive profitability and free cash flow.

Operator we will now take questions from those on the call.

 QUESTION AND ANSWER

Operator

(OPERATOR INSTRUCTIONS). Aimee Marcel, Jefferies & Co.

Aimee Marcel - Jefferies & Co. - Analyst

Thanks, good quarter, guys. I was just -- I wanted to dive a little bit deeper into the Russia situation. You were able to ship 300 units but the regulations don't go through until June. So were these 300 units at a lower ASP or are we going to see the same units but just more of them later in the year?

Brian Gamache - WMS Industries - President & CEO

The Russian rule, Aimee, as it is today, allows the distributor that we use in Russia to lease the games to their operators. But we sell the games to our distributor and then he turns around and leases them to his customers. That's why we are able to sell those games to Russia in the quarter.

The markets still lack the visibility that we'd like. We took down our numbers today to reflect a worst-case scenario for Q3 and Q4. And we have been told that there will be further news in mid-February.

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Jan. 31. 2006 / 4:30PM, WMS - Q2 2006 WMS Industries Inc. Earnings Conference Call

The good news I guess in all this is that last year, we depended on Russia for 6.6% of our business. With today's guidance, we're now expecting it to be 2.4% this year, fiscal '06, and the year that we're projecting is 17 to 21% revenue growth. So we believe the market will continue to be an important growth market for our Company for many years. In addition to that, we will be bringing a more moderate priced platform to the market later this summer, offering CPU-NXT technology and content on the less expensive cabinet. We believe by doing this, it will allow us to gain additional market share in a segment of the market that we don't compete in today.

So we believe in the Russia market. The timing is a little bit frustrating for all of us but we believe it's going to continue to be a market that we will grow and prosper with.

Aimee Marcel - Jefferies & Co. - Analyst

Okay. Now how about with the mechanical reel games? I know we are expecting kind of a two year pick up for those. Are we seeing any quantifiable pickup yet?

Brian Gamache - WMS Industries - President & CEO

We're continuing still to send in a good amount of mechanical reel product. I think the premium mechanical product which we launched some 18 months ago now is a little bit out of road right now with the five-reel product doing so well. And our five reel product, as Orrin said, will come out in the very near future, along with the transition of reel product coming on the heels of that in the fall. So we believe we have a one-two punch that's going to give us dramatic acceleration in that very important market for us. But we are very happy with the results we have achieved thus far. But we believe these two new additional product lines are going to enhance our efforts there.

Aimee Marcel - Jefferies & Co. - Analyst

Did I hear you mention you did a share buyback this quarter?

Brian Gamache - WMS Industries - President & CEO

We had a $20 million share buyback that we announced in early November and we repurchased $3 million worth of shares during the quarter.

Operator

Bill Lerner, Prudential.

Bill Lerner - Prudential Equity Group - Analyst

A few questions. One, just to address Russia again. Brian, can you just talk about what has changed since you and Boris were last comfortable with this bucket sale situation in Russia to get you to your guided units? And now is there some recourse there? How do you think about that market going forward? And then I have a couple of other blander questions. Thanks.

Final Transcript
Jan. 31. 2006 / 4:30PM, WMS - Q2 2006 WMS Industries Inc. Earnings Conference Call

Brian Gamache - WMS Industries - President & CEO

I think, again, the Russian market is very soft right now until this regulatory world becomes much more defined. They can’t lease games to their customers today. The distributors can't, and we sell them the product. Now obviously, until there is further stability in the market, the operators are not going to buy as many games and be as aggressive with their capital purchases. So I think having met with Boris last week at the Ice show, he says that the market continues to be soft. They had a very promising Helix show in December. There is interest for our products but unfortunately, until the legislation gains clarity and visibility, the operators are going to be very reticent to buy additional products.

Our product is priced at the upper end of the market, Bill, as you are aware, and so again, people are going to wait and see until this regulatory environment gets that much more visibility.

Bill Lerner - Prudential Equity Group - Analyst

Just to extend it a little further, can you give us a reason to be comfortable with the units you are still guiding to for fiscal '06? I don't know what the math is, maybe there is now 1,200 units or 1,300 or 1,500 units left.

Scott Schweinfurth - WMS Industries - EVP & CFO

It's 1,000 units.

Brian Gamache - WMS Industries - President & CEO

It's 1,000 units, Bill, and we have got some open orders to fill a portion of that 1,000 units. And the 1,000 comes from our conversations with both Uri and Boris. Again, at the end of the day, these revenues are 2.4% of our total revenues for the year. So we're not talking about a -- although it is a significant market for us, it's not as important say as it was a year ago or two years ago when we were selling call it 6 to 8% of our total revenues in that market.

Bill Lerner - Prudential Equity Group - Analyst

Just two follow-ups, one for Orrin. Orrin, just to clarify, you say technical launch for WAGE-NET, your SBG product by September '06. What does that mean in kind of the Reader's Digest version? Is that beta test, or --?

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Jan. 31. 2006 / 4:30PM, WMS - Q2 2006 WMS Industries Inc. Earnings Conference Call

Orrin Edidin - WMS Industries - EVP & COO

Yes, that is really talking about our Monopoly Big Event product, which is the first step in a phased approach to server-based gaming. WAGE-NET was demoed at G2E last fall, which is the first true communal shared bonusing experience, which utilizes an off-remote server, which is self-contained within the bank but outside of the games themselves. So that is sort of the first step in our phased approach and that will be rolling out in the September quarter.

Bill Lerner - Prudential Equity Group - Analyst

You're saying rolling out in terms of tests, or actually having approval and being commercial?

Orrin Edidin - WMS Industries - EVP & COO

That's correct.

Bill Lerner - Prudential Equity Group - Analyst

Being commercial?

Orrin Edidin - WMS Industries - EVP & COO

(multiple speakers) and they rolled out later in the calendar year.

Bill Lerner - Prudential Equity Group - Analyst

Okay got you. And then the last one is just on product sales in general. I know you had off of a kind of small sample good market share news for a couple of the casinos that reopened in Biloxi. Any kind of more color on what market share looks like with your full suite of products now that you've got more time?

Brian Gamache - WMS Industries - President & CEO

We would love to be able to give market share data but unfortunately some of our competitors haven't released results in quite some time so it's hard for us to glean that information. But hopefully, as that information becomes available, we'd share it with you.

Operator

Celeste Brown, Morgan Stanley.

Celeste Brown - Morgan Stanley - Analyst

Sorry to come back to Russia again, but you're talking about the potential delay in the legislation, so the implementing legislation is going to be put off. If that happens, do you think the 1,000 units could increase?

Final Transcript
Jan. 31. 2006 / 4:30PM, WMS - Q2 2006 WMS Industries Inc. Earnings Conference Call

Brian Gamache - WMS Industries - President & CEO

We don't know. We have been frustrated now for several quarters on this whole legislative process Celeste. We think that, as I said earlier, the 1,000 units indicates a worst-case scenario and we would rather plan for that as opposed to have upside. But we believe, as I said earlier, that the 1,000 units is very doable. And again we would look to get back to a more normalized run rate there in the coming quarters. But right now we think this is a worst-case scenario. And when you look at the offset of our ASP and our margin improvements, we don't believe it's going to affect our earnings capabilities for the remainder of the year. We have great average right now with our margins and our ASPs and we believe that that will be an offset.

Celeste Brown - Morgan Stanley - Analyst

And then, I was surprised by the number of non-Russian international units. Can you discuss where they were sold in the quarter and if we can expect numbers like that going forward?

Brian Gamache - WMS Industries - President & CEO

Our international business has been very robust now for several quarters. We believe that our products -- we are just getting our toe in the water in the international arena. And for competitive reasons, I'd rather not tell you where they're going to, but I would tell you we're very happy with the wide breadth of distribution that we have in our international arena.

Celeste Brown - Morgan Stanley - Analyst

And then, I guess the way that I think Scott referenced the margin on the product sales, I mean it sounded like we shouldn't expect such high numbers of used games going forward; is that correct?

Scott Schweinfurth - WMS Industries - EVP & CFO

Well, as I said, we have 5300 additional ones that we have contracts for for sale over the next two quarters. So that rate will probably be a little bit lower than what it was in the December quarter.

Celeste Brown - Morgan Stanley - Analyst

And then it should be a more normal level?

Final Transcript
Jan. 31. 2006 / 4:30PM, WMS - Q2 2006 WMS Industries Inc. Earnings Conference Call

Scott Schweinfurth - WMS Industries - EVP & CFO

Yes.

Operator

(OPERATOR INSTRUCTIONS). David Barteld, [NCPI].

David Barteld - NCPI - Analyst

A couple of questions. One, a couple of questions ago, you were talking about the reel spinners, the launch 18 months ago. Can you give us some idea of what the installed base is right now?

Scott Schweinfurth - WMS Industries - EVP & CFO

Yes, I believe we have in total in that 18-month period, we have shipped 3200 mechanical reel games. And for the first six months of this fiscal year, it has represented about 15% of the total units that we have placed.

David Barteld - NCPI - Analyst

Thank you. Second, I'm trying to get my arms a little bit more around the details of the game sales in the quarter. Considering the environment out there, the numbers look pretty good, but still down about 6% year-over-year. Is there any way you can carve out or help us out with what the game sales in the December quarter of this year versus last year of new CPU-NXT Bluebird Cabinet sales, and then also the legacy platform sales that were upgrades. Can you break that out for us to give us an idea of where the trend is going?

Scott Schweinfurth - WMS Industries - EVP & CFO

Yes, I think -- I don't have last year's December numbers here but I would tell you that really for the last four or five quarters, we have sold very few new legacy units. We have sold a lot of used legacy units but we have been selling very few new legacy units.

On the CPU-NXT conversion kit side, that amount has tailed off I will say rather dramatically. So there would have been more of those in the December '04 quarter than there were in the December '05 quarter.

Brian Gamache - WMS Industries - President & CEO

To your commente earlier, David, the first part of the question, our revenues were still up in spite of those game reductions by 21%, despite Russia, the Gulf Coast and the jurisdictional delays. So when you look at the environment that we're dealing with, we're very proud of our ability to increase the revenues.

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Jan. 31. 2006 / 4:30PM, WMS - Q2 2006 WMS Industries Inc. Earnings Conference Call

And the fact that one of the comments that has been brought up before was that our games -- our backlog would start to dwindle once we received that 50,000th placement. Well just to let everybody know, we have blown through that 50,000 legacy footprint now and have in place 50,325 units as of the December quarter. So we're now through our legacy footprint and going and gaining new additional market share, which we're very proud of.

David Barteld - NCTI - Analyst

That's great. It's a lot bigger market though, but thank you.

Operator

Jeff Meyers, Intrepid Capital.

Jeff Meyers - Intrepid Capital - Analyst

Just a few questions. The first one is I guess win per day for participation units was up slightly sequentially in the quarter. I guess I probably would have expected a little bit more given the shift to WAP and LAP units. So maybe you could just sort of help me understand that?

Scott Schweinfurth - WMS Industries - EVP & CFO

Yes, well, we did provide the new disclosure which was the last page of the press release, but we actually broke out the WAP games, the LAP games and the stand-alone games. Looking at that, you will see the WAP games increased only by 65 units this last quarter. And that is primarily due to the fact that we haven't come out with a new WAP product since Clint back in January of 2005.

So, it has been a year now with only these two products and the installed base of 1136 LAP games is all the Clint product and the Monopoly product were very encouraged by the initial indications that we have seen for POWERBALL. After a month of taking orders for the product, we already have 400 units ordered. And we think that will help drive the WAP installed base, particularly in the June quarter and that will result in a higher average revenue per day, per quarter -- per day in that June quarter.

The LAP games do have a price point that is above the stand-alone games. It is a premium to that but it's not near the premium that the WAP games are.

Jeff Meyers - Intrepid Capital - Analyst

And on a kind of apples to apples basis, maybe you can just kind of walk through how are the WAP games doing, how are the stand-alone games doing?

Scott Schweinfurth - WMS Industries - EVP & CFO

We haven't broke out revenue per day by those games. What we've said in general is the WAP games are at about $100 a day, revenue per day for us and that has remained fairly constant, you know, throughout the period that we have launched that product.

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Jan. 31. 2006 / 4:30PM, WMS - Q2 2006 WMS Industries Inc. Earnings Conference Call

Jeff Meyers - Intrepid Capital - Analyst

So in general, you guys are satisfied with the performance of the games?

Scott Schweinfurth - WMS Industries - EVP & CFO

Yes. So are our customers because they keep asking for more of them.

Jeff Meyers - Intrepid Capital - Analyst

Right, that's a good thing. The next question is I guess if you walk through the revenue guidance, the implication is sort of a very big Q4. Maybe you could just walk me through the assumptions that are going into that?

Brian Gamache - WMS Industries - President & CEO

Well, seasonality Jeff, Q4 is our best quarter typically because of the casinos getting in shape for the summer season. And then you add to that our POWERBALL launch, which we believe the early indications is that POWERBALL will be certainly the -- will rival our Monopoly product for presence on the casino floors. And again, when you look at the recognizable brand that POWERBALL is, we have great hopes for that and we think Q4 is going to be a big jump in our WAP revenues.

Scott Schweinfurth - WMS Industries - EVP & CFO

Well and as Orrin said, we are also bringing out the five reel mechanical during that period of time, so it will be a premium-priced product and we will have brought out the World Series of Poker product in the March quarter and be able to take it to other venues in the June quarter. So there is a lot happening from a product launch standpoint that will help drive the Q4 revenues.

Orrin Edidin - WMS Industries - EVP & COO

And we also have follow-ons to our Jackpot Party local multilevel progressive games.

Jeff Meyers - Intrepid Capital - Analyst

Right. Which of those that you just mentioned are for sale versus participation?

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Jan. 31. 2006 / 4:30PM, WMS - Q2 2006 WMS Industries Inc. Earnings Conference Call

Scott Schweinfurth - WMS Industries - EVP & CFO

Well, the five reel mechanical games are a premium-priced for sale game. The World Series of Poker games are going to be casino-owned daily fee games. The POWERBALL will be a WAP participation game. And just like Jackpot Party Progressive, the additional local area progressive product will be a local area progressive game.

And the thing that we like especially and I am sure you saw this demonstrated in the December quarter results, we're using our own proprietary brands. And so for the Jackpot Party Progressive placements, we don't have to pay a royalty for that brand; it's a WMS brand and that's what helped improve the gross margin in that business this last quarter.

Brian Gamache - WMS Industries - President & CEO

And we will be following up with Life of Luxury, Orrin, is that correct?

Orrin Edidin - WMS Industries - EVP & COO

We think there's tremendous unlocked value and some of these proprietary and off-brands have become classic standards on a casino floor, like Jackpot Party and Reel 'Em In, Winning Bid, Life of Luxury, etc., and we plan to exploit those in that local area, multilevel progressive format.

Operator

David Vas, Banc of America Securities.

David Vas - Banc of America Securities - Analyst

Hello, a very nice quarter, guys. I have a question -- a couple of questions about Russia and then some other little things. Getting to Russia, when you are selling those to Unicum, who is leasing them on beyond that, are you collecting cash or are you financing those to Unicum?

Brian Gamache - WMS Industries - President & CEO

We typically -- the arrangement with Unicum is we get a significant deposit upfront and then finance the remainder over a period of time.

David Vas - Banc of America Securities - Analyst

Okay, and all the revenue is recognized in the current quarter, correct?

Brian Gamache - WMS Industries - President & CEO

That is correct.

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Jan. 31. 2006 / 4:30PM, WMS - Q2 2006 WMS Industries Inc. Earnings Conference Call

David Vas - Banc of America Securities - Analyst

Sort of looking longer term, do you feel -- you have a contract for 4,000 units a year. Is that 4,000 -- do you feel it's realistic in the out years at this point? Or should we be taking a little bit more conservative view at this point?

Brian Gamache - WMS Industries - President & CEO

No, I think, David, if anything it's conservative. As far as our going in -- that 4,000 guidance was before we had announced that we're going in with a more moderate priced platform. We believe that the Russian market is a true growth area for not only WMS but other competitors and we believe that in order to capitalize on that, we have to serve all the various components of that marketplace. And we believe that our content is going to continue to be more popular in that region and we want to capitalize on it. So we are very comfortable with those numbers.

David Vas - Banc of America Securities - Analyst

Is that moderately priced platform going to be made by Unicum, or by you and exporting?

Brian Gamache - WMS Industries - President & CEO

We have not disclosed that yet.

David Vas - Banc of America Securities - Analyst

Second question, on the World Series of Poker, Harrah's obviously is using that brand to their advantage at this point. They will have I guess an exclusive initially. Do you see other casinos that are Harrah's competitors taking orders of those games?

Brian Gamache - WMS Industries - President & CEO

Before we launched the product and did the deal with Harrah's, we focused grouped a number of our customers saying if this game performed, would you accept those on your floor, given the fact that your competitor owns the brand, and they said absolutely. If the game performs, we would love to have the game here. World Series of Poker is a legendary brand. And as long as the game stands up and performs, they'd be happy to take them.

David Vas - Banc of America Securities - Analyst

Great, last thing, a couple of things, I guess. Depreciation sequentially down again and R&D year-over-year down on a cash basis fairly significantly. Are these levels sustainable or should we be building increases going out throughout the rest of the year?

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Jan. 31. 2006 / 4:30PM, WMS - Q2 2006 WMS Industries Inc. Earnings Conference Call

Scott Schweinfurth - WMS Industries - EVP & CFO

I think on the R&D front, you are going to see that there will be increased funding that will occur on a sequential basis. And that's primarily because we have done a lot of reallocation of effort towards server-based gaming initiatives. But to get across the finish line, there's more that we're going to have to do --

Brian Gamache - WMS Industries - President & CEO

And that's primarily back-end loaded for the year.

Scott Schweinfurth - WMS Industries - EVP & CFO

Right. And if you'd look at R&D dollars, they did go up sequentially from 11.6 million to 12.2 million between the September and the December quarter. So I think you will see growth in the R&D expense there.

On depreciation, that number I will say was relatively flat; I think it was within about $0.5 million of the September quarter number. And that's something that will probably stay within that range, again depending upon how quickly we ramp up the participation installed base and how quickly we convert the games that are already out to new themes.

David Vas - Banc of America Securities - Analyst

Okay. Because what I'm wondering is in the June quarter, it was 14 million and then 13.5 and then 13. So I'm wondering, given the CapEx why that number isn't going up instead of down.

Scott Schweinfurth - WMS Industries - EVP & CFO

Well we -- over the period that we were investing in replacing the Bluebird gaming -- I'm sorry, the legacy gaming devices out there with Bluebirds, we had a fairly rapid ramp-up. But with the spending that we had, the top box piece is depreciated over a twelve-month period, over a one-year period. So there's a portion of the Bluebird units that are out there that have already fully depreciated their top boxes at this point. Plus in those earlier quarters, we had some legacy depreciation that was still a part of the overall mix and that for the most part is behind us.

Operator

Steve Kent, Goldman Sachs.

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Jan. 31. 2006 / 4:30PM, WMS - Q2 2006 WMS Industries Inc. Earnings Conference Call

Chuck Minervino - Goldman Sachs - Analyst

This is Chuck Minervino. I was wondering if you could just give us a few more details on the POWERBALL game. Maybe some early indications on the play levels or I know you have a relationship with Harrah's, you say in exclusive markets. I was just wondering which ones those were. And as far as outside of those markets, are there any -- can you really place games anywhere at any property in those other markets?

And then I guess I was just curious if you have any sort of strategy on the non machine side. I know IGT's recent results showed some strength in the non-machine related revenues. I'm curious if you guys are moving forward or in any direction there to build up some revenues on that side?

Orrin Edidin - WMS Industries - EVP & COO

Well on the POWERBALL side, Chuck, we really have our unique launch strategy for POWERBALL in that it's the first time we've launched mechanical reel and video product co-branded simultaneously. So this will certainly qualify as our most comprehensive product launch in our history. And yes, we are doing a limited exclusivity arrangement with Harrah's that allows us to get into these important regions, but we are free to place these outside of these limited regions simultaneously. So, we do think we're going to get good penetration right off the bat with this product.

Scott Schweinfurth - WMS Industries - EVP & CFO

And Chuck, on the non-gaming side, we think we have demonstrated over the past with things like the OEM business that we have entered into, the royalty business that we have with Class 2 providers and the extension that we just entered into with Star Games in Australia, that there are other components of revenue that can help drive profitability other than unit sales and placement of participation games.

Operator

Michael Novak, Frontier Capital.

Michael Novak - Frontier Capital - Analyst

Most of my questions have been answered but just quickly, on the product gross margins, I think you said that they would be 45% if you excluded the impact of used games and there was something else and I couldn't hear what that was.

Scott Schweinfurth - WMS Industries - President & CFO

Yes, the earnout on the lottery contract.

Michael Novak - Frontier Capital - Analyst

So you said in the subsequent quarters you would expect used continue to decrease as a percentage of the mix?

Scott Schweinfurth - WMS Industries - President & CFO

Correct.

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Jan. 31. 2006 / 4:30PM, WMS - Q2 2006 WMS Industries Inc. Earnings Conference Call

Michael Novak - Frontier Capital - Analyst

And do you think 45% is a level that you can maintain next year?

Scott Schweinfurth - WMS Industries - President & CFO

We have had an objective to get to the mid-40s and we said that we expected to be in the mid-40s by the March and June of '06 quarters. That is our interim target and coming up on that in this coming quarter.

Michael Novak - Frontier Capital - Analyst

When you say interim target, does that mean that you think you can eventually take it higher?

Scott Schweinfurth - WMS Industries - President & CFO

Yes, but I think there's further initiatives that are underway. We brought in a new senior VP of manufacturing in the August time frame, and she’s been with us now for five months and already done wonders relative to our procurement processes and procedures. And there is some long-term initiatives that she has underway along with some engineering initiatives to value engineer costs out of the product.

Another benefit that we are going to have is, as Orrin stated, we have now moved the mechanical reel product line to the CPU-NXT operating system. So we will only have one operating system to maintain going forward and that certainly will help us from a development standpoint to save some money.

Michael Novak - Frontier Capital - Analyst

So when you look out a couple of years and you consider all these factors, does a high 40's gross margin seem possible?

Scott Schweinfurth - WMS Industries - President & CFO

Well we haven't given particular guidance; I'm sure we will do that when we talk about '07. But clearly, you could look at what our largest competitor is able to achieve. A lot of that is driven by the volume of business that they have because so much of the cost of our product is in raw materials. But nonetheless, we should be able to make up further ground.

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Jan. 31. 2006 / 4:30PM, WMS - Q2 2006 WMS Industries Inc. Earnings Conference Call

Operator

Joe Fath, T. Rowe Price.

Joe Fath - T. Rowe Price - Analyst

Hey, guys, how are you. Brian, question for you. I am a little confused. It looks like -- I'm trying to understand all the other markets you operate in other than Russia. Could you list those for me? I'm just joking. I have got a real question for you. A little humor on a call.

Looking at your numbers on the game op side and kind of the mix of the total installed base and looking at kind of the WAP and LAP units, you guys, at least sequentially, went from 19% kind of to 29% in the mix. And I thought for the year your target was 75/25. Is that still the game plan for fiscal '06? And then how do you see that trending going forward as we kind of move into fiscal '07 in terms of the mix of units there?

Scott Schweinfurth - WMS Industries - President & CEO

Actually, now that we have separated out the casino owned daily fee games, we provided new metrics of what we expected to achieve. At December 31, we were at 33% of the mix of games being progressive product, both WAP and LAP. And we believe the average for the year will be 35% and we will end the year at 40% WAP and LAP product.

Joe Fath - T. Rowe Price - Analyst

So the EOP will be 40, okay. Any idea about '07, are you guys willing to step out there, kind of give an idea of what you are targeting?

Brian Gamache - WMS Industries - EVP & CEO

We want to see how POWERBALL takes hold. We have great -- as we said, hopes with POWERBALL, Joe. And if POWERBALL does the numbers we think, it should be a radical shift than where we are today toward the mix of business.

Operator

Bill Lerner, Prudential.

Bill Lerner - Prudential Equity Group - Analyst

I'm all set, guys. Thanks.

Brian Gamache - WMS Industries - President & CEO

We're going to charge you for the second question.

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Jan. 31. 2006 / 4:30PM, WMS - Q2 2006 WMS Industries Inc. Earnings Conference Call

Operator

Mr. Gamache, I will now turn the conference back over to you. Please continue with your presentation or closing remarks.

Brian Gamache - WMS Industries - President & CEO

 Thank you operator. We look forward to reporting additional progress to you on our fiscal 2006-third quarter conference call in late April.

Have a nice evening.

Operator

Ladies and gentlemen, that does conclude the conference call for today. Once again, we thank you very much for your participation and ask that you please disconnect your lines. Thank you and have a good day.

MONOPOLY™ is a trademark of Hasbro Inc. ©2005 Hasbro. Used with permission. Al rights reserved.
POWERBALL® is a trademark of Multi-State Lottery Association.
WORLD SERIES OF POKER™ is a trademark of Harrah’s License Company, LLC. All rights reserved.

Bluebird, CPU-NXT2, Hot Hot Penny, Hot Hot Super Jackpot, Jackpot Party Progressive, Player Driven Innovation and WAGE.net are trademarks or registered trademarks of WMS Gaming Inc. All rights reserved.